Exhibit 10.4

THIS NOTE WAS ORIGINALLY ISSUED ON DECEMBER 21, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 HEREIN.

EAGLE FAMILY FOODS, INC.

SUBORDINATED PROMISSORY NOTE

December 21, 2004	$12,000,000

Eagle Family Foods, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Dairy Farmers of America, Inc., a Kansas marketing cooperative association (together with its successors and Permitted Assigns, the “Holder”), the aggregate principal amount of $12,000,000 (as the same may be adjusted in accordance with the provisions hereof), together with interest thereon calculated from the date hereof in accordance with the provisions of this Subordinated Promissory Note (this “Note”).

1. Interest. Interest shall accrue on a daily basis at a rate equal to 90-Day LIBOR as published in The Wall Street Journal from time to time plus two percent (2%) per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 360 day year) on the unpaid principal amount outstanding from time to time. To the extent not prohibited by the terms of Section 3 hereof, interest shall be due and payable in arrears in cash by the Company to the Holder under this Note on the last business day of each calendar quarter, beginning March 31 2005 (each such business day, a “Payment Date”). If interest is not paid on a Payment Date because such payment is prohibited by the provisions of Section 3 hereof, interest will accrue on a daily basis and compound on a quarterly basis and, to the extent that any accrued or compounded interest has not theretofore been paid, such accrued and compounded interest shall be paid as soon as permitted in accordance with Section 3 hereof. Any interest (including accrued interest and compounded interest) which has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.

2. Principal.

(a) Generally. The outstanding principal amount and all accrued but unpaid interest shall be paid in full on the first to occur of (i) November 1, 2007, (ii) a Sale of the Company or (iii) a Recapitalization.

(b) Optional Prepayment. Subject to Section 3 hereof, the Company shall be entitled to prepay all or any portion of the outstanding principal amount of this Note without premium or penalty at any time. Upon any such optional prepayment, the Company shall pay all accrued and unpaid interest on the principal amount so prepaid.

3. Subordination; Restrictions on Payment.

(a) Notwithstanding anything in this Note to the contrary, the obligations of the Company on or in respect of this Note (including, without limitation, the principal, interest, fees and charges on this Note) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Superior Debt.

(b) Anything in this Note to the contrary notwithstanding, after (i) notice (such notice, the “Payment Default Blockage Notice”) from any holder of Superior Debt has been received by the Holder that any payment of the principal of or interest, fees or other amounts on any Superior Debt has not been paid when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise (each, a “Payment Default”) and remains unpaid or (ii) notice from the Designated Holder has been received by the Holder that an event of default under any Superior Debt Agreement other than as described in clause (b)(i) above has occurred and is continuing (such notice, the “Ordinary Default Blockage Notice” and together with the Payment Default Blockage Notice, the “Blockage Notices”), the Company shall not make, nor shall the Holder accept, any payments (whether in cash, securities or other property but excluding any amounts which are setoff pursuant to the provisions of this Note against the outstanding principal amount and accrued but unpaid interest on this Note) of principal, interest or other amounts due or past due (other than reasonable fees and expenses in connection with amendments, waivers and forbearances) until, in the case of clause (b)(i) above, the Payment Default no longer exists and in the case of clause (b)(ii), the earlier of (x) the cessation of such event of default or (y) 180 days after the receipt of the applicable Ordinary Default Blockage Notice by the Holder. The Holder shall immediately deliver any Blockage Notice that it receives to the Company. The Holder shall not be required to honor more than four (4) Ordinary Default Blockage Notices, and no Ordinary Default Blockage Notice shall be effective unless 270 days have passed since the last notice for an Ordinary Default.

(c) Any amendment or modification of the terms of Sections 1, 2 or 3 of this Note shall not be effective unless each holder or transferee of Superior Debt (or the Designated Holder on behalf of such holder as provided in the applicable Superior Debt Documents) so consents in writing.

(d) If, notwithstanding the provisions of Section 3 of this Note, any payment or distribution of any character (whether in cash, securities or other property but excluding any amounts which are setoff pursuant to the provisions of this Note against the outstanding principal amount and accrued but unpaid interest on this Note) or any security shall be received by the Holder in contravention of this Section 3 and before all the Superior Debt (other than contingent indemnity obligations) shall have been paid in full in cash, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the Designated Holder for application first for the payment in full of the obligations under the Senior Credit Agreement and thereafter according to the priorities of other Superior Debt and ratably among the holders of such other class of Superior Debt. Any such payments received by the holder of this Note and delivered to the holders of the Superior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Company or received by the Holder. In the event of the failure of Holder to endorse or assign any such payment, distribution or security, each holder of any Superior Debt is hereby irrevocably authorized to endorse or assign the same.

(e) No present or future holder of Superior Debt shall be prejudiced in its right to enforce the provisions of Section 3 of this Note by any act or failure to act on the part of the Company.

(f) From and after the date of the receipt of any Blockage Notice by the Holder pursuant to the terms of this Section 3 (each of the events giving rise to the Blockage Notice or such Event of Default, a “Blockage Event”), the Holder shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that the Holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note, the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction (and shall discontinue and cease any such actions including if this Note has already been accelerated, the Holder will, immediately upon becoming aware of the occurrence of such Blockage Event, rescind such acceleration), until:

(i)	the Superior Debt (other than contingent indemnity obligations) shall have been fully and finally paid (in cash) and all lending commitments under the Senior Credit Agreement shall have terminated;

(ii)	the occurrence of an Insolvency Event;

(iii)	the written consent of the applicable requisite holders of Superior Debt terminating the Blockage Notice;

(iv)	the Event of Default giving rise to the Blockage Notice shall have been cured or waived; or

(v)	a period of 180 days commencing on the date of the Ordinary Default Blockage Notice, if applicable, shall have elapsed.

Notwithstanding the foregoing or any permissible action taken by the Holder, the Holder shall not be entitled to receive any payment in contravention of the other provisions of this Section 3 before all Superior Debt (other than contingent indemnity obligations) shall have been paid in full in cash and all lending commitments under the Senior Credit Agreement shall have terminated, but shall be entitled to (a) file proofs of claim and other similar actions (provided, however, that if the Holder has not filed a proof claim within five (5) days of the bar for such filing, the holders of the Superior Debt may file such proof of claim), (b) vote its claims with respect to the obligations under this Note in any bankruptcy proceeding as long as the rights of any holder of Superior Debt are not adversely affected and (c) retain distribution of securities that are subordinated on substantially the same terms hereof.

(g) If any payment or distribution to which Holder would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of Superior Debt, then and in such case and to such extent, the Holder following payment in full in cash of the Superior Debt (other than contingent indemnity obligations) and the termination of all lending commitments under the Senior Credit Agreement shall be entitled to receive any and all further payments or distributions applicable to Superior Debt, and following payment in full in cash of the Superior Debt (other than contingent indemnity obligations), shall be subrogated to the rights of the holders of the Superior Debt to receive distributions applicable to the Superior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the Holder in its sole discretion. If the Holder has been subrogated to the rights of the holders of Superior Debt due to the operation of this Section 3(j), the Company agrees to take all such reasonable actions as are requested by the

Holder in order to cause the Holder to obtain payments from the Company with respect to such subrogation rights as soon as possible.

(h) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Superior Debt, on the one hand, and the Holder on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the Holder, the obligations of this Company under this Note, to pay to the Holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holder and creditors of the Company other than the holders of the Superior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent the Holder from exercising all remedies otherwise permitted under this Note subject to the rights, if any, under this Section 3 of the holders of Superior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy and subject to this Section 3. The provisions of this Section 3 are for the benefit of the holders of Superior Debt, and may be enforced by, the Designated Holder.

(i) This Note is on a parity with the Company’s 8 3/4% Senior Subordinated Notes due 2008.

4. [Reserved.]

5. Events of Default.

(a) Definition. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)	the Company fails to pay when due and payable (whether at maturity or otherwise) the principal payment on this Note, together with accrued and unpaid interest thereof, within five (5) business days after the due date thereof;

(ii)	the Company breaches any term of this Note and fails to remedy the same within thirty (30) days following receipt of notice of such breach from the Holder or an event of default shall have occurred under the Investor Note;

(iii)	an Insolvency Event occurs; or

(iv)	the Superior Debt has become due and payable in full by acceleration prior to maturity.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) Consequences of Events of Default. Subject to Section 3:

(i)	If any Event of Default of the type described in Section 5(a)(i), Section 5(a)(ii) or Section 5(a)(iv) has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of this

Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable). If the Holder demands immediate payment of all or any portion of this Note, the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.

(ii)	If an Event of Default of the type described in Section 5(a)(iii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Holder, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.

(iii)	The Holder shall also have any other rights which it may have pursuant to applicable law.

(iv)	The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment thereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

6. Covenants.

(a) As long as any amount of principal or accrued interest is owed under this Note, the Company shall deliver to Holder (i) a quarterly, unaudited consolidated balance sheet of the Company and its subsidiaries and related statements of income and cash flows for the period then ending no later than sixty (60) days following the end of each fiscal quarter starting with the fiscal quarter ending on April 2, 2005, in each case prepared in conformity with U.S. generally accepted accounting principles (subject to the absence of footnote disclosures and year-end adjustments) and (ii) an annual, audited consolidated balance sheet of the Company and its Subsidiaries and related statements of financial income and cash flows for the period then ending no later than one hundred twenty (120) days following the end of each fiscal year starting with the fiscal year ending on July 2, 2005; provided that the Company shall not have any obligation under this Section 6(a) during any period in which the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b) Upon prior written notice to the Company, the Company shall permit Holder, at Holder’s sole cost and expense, to have access to its employees and those of its Subsidiaries at reasonable times and places during regular business hours. The Company shall have the right to designate a representative to accompany any representative of Holder during any such meeting, and the Company shall have the right to have its representative present during any discussions by the Holder with any employee of Company or its Subsidiaries.

(c) The Company shall not, and shall not permit any of its Subsidiaries to, declare, redeem or make any distribution or payment or other distribution of cash on account of any equity interest in such Person, except (i) that the foregoing shall not restrict the ability of any Subsidiary of the Company to make any payment or distribution, or take any of the actions, referred to in Section 4.05 of the Indenture, dated as of January 23, 1998 (the “Indenture”), between the Company and IBJ Schroder Bank & Trust Company, as trustee, and (ii) for any of the foregoing permitted pursuant to the terms of any Superior Debt Agreement.

(d) The Company shall not, and shall not permit any of its Subsidiaries to, make any payment with respect to any Other Debt, except (i) that the foregoing shall not restrict the ability of any Subsidiary of the Company to make any payment or distribution, or take any of the actions, referred to in Section 4.05 of the Indenture and (ii) for any such payment permitted pursuant to the terms of any Superior Debt Agreement.

7. Amendment and Waiver. Except as otherwise expressly provided herein (including, without limitation, Section 3(c)), the provisions of this Note may be amended only with the consent of the Company and the Holder, and the Company may take any action prohibited under this Note, or omit to perform any act required to be performed by it under this Note, only if the Company has obtained the written consent of the Holder.

8. Costs of Collection. Subject to Section 3, in the event any amount due and owing is not paid when due at any stated or accelerated maturity, the party owing such amount shall pay, in addition to such amount, all reasonable out-of-pocket costs of collection of the collecting party, including the collecting party’s reasonable out-of-pocket attorneys’ fees. Subject to Section 3, during such time as an Event of Default under the terms and conditions of this Note shall be continuing, the Company shall pay to the Holder all reasonable out-of-pocket costs and expenses incurred by the Holder in enforcing its rights under this Note as a result of such Event of Default.

9. Usury Savings Clause. The Company and the Holder intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is the Company’s and the Holder’s express intention that the Company not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 9 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

10. Definitions. For purposes of this Note, the following capitalized terms have the following meaning:

“Affiliate” of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, the term “control”, “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Designated Holder” means the “Administrative Agent” under the Senior Credit Agreement or any such Person designated by the lenders under the Senior Credit Agreement or, if no Senior Credit Agreement then exists and all obligations thereunder have been paid in full in cash, by any such Person designated by the holders of Superior Debt. For the avoidance of doubt, the “Administrative Agent” under the Senior Credit Agreement shall act solely as an agent of the “Lenders” under the Senior Credit Agreement and nothing contained in this Note (including, without limitation, its designation as “Designated Holder” hereunder), whether express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent under the Senior Credit Agreement any obligation or duty towards, or relationship of any agency or trust with or for, any other holder of Superior Debt, the Holder, the Company or any Guarantor.

“Insolvency Event” means the occurrence of any of the following: (i) the Company makes a general assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; (iii) any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; (iv) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Company and not dismissed or stayed within 60 days.

“Other Debt” means all principal of, premium (if any), interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (i) indebtedness for borrowed money of the Company (including, without limitation, guarantees and other contingent obligations with respect to indebtedness for borrowed money of its Subsidiaries) of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions, entities and funds, whether now outstanding or hereafter created, incurred, assumed or guaranteed which is not Superior Debt, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions or entities, whether now outstanding or hereafter created, incurred, assumed or guaranteed which is not Superior Debt (together with renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) or (ii) above).

“Permitted Assign” means (i) any Affiliate of the Holder that has received an assignment of this Note with, as long as no Event of Default has occurred and is continuing, the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) any bank or financial institution as a pledgee that has received possession of this Note as security for the Holder’s indebtedness for borrowed money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Recapitalization” means any recapitalization, redemption or refinancing by the Company or Milnot Company pursuant to which holders of the Company’s equity securities receive a cash dividend, cash or publicly traded securities in cash in exchange for such equity securities.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons acquire directly or indirectly (i) equity securities of the Company or Milnot Company possessing the voting power under normal circumstances to elect a majority of the Company’s or Milnot Company’s board of directors, or (ii) all or substantially all of the Company’s or Milnot Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, issuance or transfer of the Company’s or Milnot Company’s equity securities or sale or transfer of the Company’s or Milnot Company’s consolidated assets or otherwise).

“Senior Credit Agreement” means that certain Financing Agreement, dated as of March 23, 2004, by and among Eagle Family Foods Holdings, Inc., Eagle Family Foods, Inc., the financial institutions from time to time party there to, Fortress Credit Opportunities, ILP, as collateral agent for the Lenders, and Congress Financial Corporation (Central), as administrative agent for the Lenders, as such Financing Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Superior Debt” means any and all obligations of the Company and its Subsidiaries arising under the Senior Credit Agreement and each document related thereto or executed in connection therewith together with amendments and modifications thereof and including in all events any extensions, refinancings or restructurings thereof.

“Superior Debt Agreements” shall mean the Senior Credit Agreement and each document related thereto or executed in connection therewith.

11. Cancellation. Immediately after all principal and accrued interest at any time owed on this Note has been indefeasibly paid in full, this Note shall be automatically canceled and the Holder shall immediately surrender this Note to the Company for cancellation. After cancellation of this Note, this Note shall not be reissued.

12. Payments; Place of Payment. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds. Payments of principal and interest shall be delivered to the Holder at the address of the Holder set forth on the Company’s records or at such other address as is specified by prior written notice by the Holder to the Company.

13. Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

14. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of Illinois, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

15. [Reserved]

16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Holder and to the Company at the addresses indicated below:

If to the Holder:	Dairy Farmers of America, Inc.
10220 North Ambassador Drive
Kansas City, MO 64153
Attention: Gerald L. Bos
Facsimile No.: 816-801-6451

With a copy to:	Dairy Farmers of America, Inc.
(which shall not	10220 North Ambassador Drive
constitute notice)	Kansas City, MO 64153
Attention: David Geisler
Facsimile No.: 816-801-6441

If to the Company:	Eagle Family Foods, Inc.
735 Taylor Road, Suite 200
Gahanna, OH 43230
Attention: Craig Steinke
Facsimile No.: (614) 501-4423

With a copy to:	Willkie Farr & Gallagher LLP
(which shall not constitute notice)	787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner, Esq.
Facsimile No. (212) 728-9222

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this section.

* * * * *

IN WITNESS WHEREOF, the Company has executed and delivered this Secured Subordinated Promissory Note on the date first above written.

EAGLE FAMILY FOODS, INC.

By:	/s/ Craig Steinke
Name:	Craig Steinke
Its:	President and CEO

Acknowledged and agreed:

DAIRY FARMERS OF AMERICA, INC.

By:	/s/ Gerald L. Bos
Name:	Gerald L. Bos
Its:	CFO